                                                                      EXHIBIT 8


                                                                  (513) 723-4000


                                 June 18, 1997


Board of Directors
Ohio State Financial Services, Inc.
435 Main Street
Bridgeport, Ohio 43912

      and

Board of Directors
Bridgeport Savings and Loan Association
435 Main Street
Bridgeport, Ohio 43912

         Re: Conversion from a Mutual Savings and Loan Association to a Stock Savings and Loan Association - Federal and State Tax Matters
                  -----------------------------------------------------------

Dear Directors:

         You have requested our opinion regarding certain federal income and state tax consequences resulting from the proposed conversion (the "Conversion") of Bridgeport Savings and Loan Association (the "Association") from a mutual savings and loan association to a stock savings and loan association (the "Stock Association") incorporated under the laws of the State of Ohio and the simultaneous acquisition by Ohio State Financial Services, Inc., an Ohio corporation (the "Holding Company"), of all the capital stock to be issued by the Stock Association upon the Conversion.

         We have reviewed the Plan of Conversion adopted by the Association's Board of Directors on March 24, 1997 (the "Plan"), the Application for Conversion on Form AC (the "Application") filed with the Office of Thrift Supervision (the "OTS") and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"), the Application H-(e)1-S filed with the OTS and the Summary Proxy Statement, the Prospectus and other solicitation materials included in the Application, and we have examined such other legal and factual matters as we


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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 2

considered appropriate. Unless otherwise indicated, defined terms in this letter have the same meaning as in the Plan and the Prospectus.

         We have not requested on your behalf nor have we received any rulings from the Internal Revenue Service ("IRS") in connection with the Conversion or the attendant federal income tax consequences.

FACTS
-----

         A.       The Association
                  ---------------

         The Association is a mutual savings and loan association which was organized under Ohio law in 1893. As a savings and loan association, the Association is subject to supervision and regulation by the OTS, the Division and the Federal Deposit Insurance Corporation ("FDIC"). The Association is a member of the Federal Home Loan Bank of Cincinnati. The deposits of the Association are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund ("SAIF").

         The principal business of the Association is the origination of loans secured by first mortgages on one- to four-family residential real estate located in the Association's primary market area. The Association also originates loans secured by multifamily real estate (over four units) and nonresidential real estate. In addition to real estate lending, the Association originates secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, the Association invests in mortgage-backed securities, U.S. Government and agency obligations and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans and mortgage-backed securities.

         The Association conducts business from its main office located at 435 Main Street, Bridgeport, Ohio, and a full-service branch office located at 4000 Central Avenue, Shadyside, Ohio.

         B.       Ohio State Financial Services, Inc.
                  -----------------------------------

         The Holding Company was incorporated under Ohio law in March, 1997, for the purpose of purchasing all of the capital stock of the Association to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, and its principal asset initially will be the capital stock of the Stock Association and the investments made with the net proceeds retained from the sale of
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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 3

common shares of the Holding Company (the "Common Shares") in connection with the Conversion.

         The office of the Holding Company is located at 435 Main Street, Bridgeport, Ohio 43912.

         C.       The Plan of Conversion
                  ----------------------

         On March 24, 1997, the Board of Directors of the Association adopted the Plan and recommended that the Voting Members of the Association approve the Plan at the Special Meeting. Under the Plan, (i) the Association will be converted under Ohio law from a mutual savings and loan association to a stock savings and loan association, and (ii) Common Shares will be offered for sale and issued to eligible persons in the Subscription Offering and to the general public in the Community Offering, with preference being given to residents of Belmont County, Ohio.

         The aggregate purchase price at which the Common Shares will be offered and sold pursuant to the Plan will be based upon the estimated pro forma market value of the Stock Association, as determined by an independent appraiser. RP Financial, LC. ("RP Financial"), a firm experienced in valuing thrift institutions, has prepared an independent appraisal of the pro forma market value of the Stock Association. RP Financial's valuation of the estimated pro forma market value of the Stock Association is $6,750,000 as of June 6, 1997. The Valuation Range established in accordance with the Plan is $5,737,500 to $7,762,500, which, based upon a per share offering price of $10.00 , will result in the sale of between 573,750 and 776,250 Common Shares. The total number of Common Shares sold in the Conversion will be determined based on the Valuation Range. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 892,687 Common Shares with an aggregate purchase price of $8,926,870.

         D.       Liquidation Account
                  -------------------

         In the event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Association at the time of liquidation.

         In the event of a complete liquidation of the Stock Association after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Stock Association. Except as described below, each depositor's claim


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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 4


would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Stock Association above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Stock Association.

         For the purpose of granting a limited priority claim to the assets of the Stock Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who maintain their savings accounts at the Stock Association following the Conversion, the Association will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Association as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Stock Association.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date and the Supplemental Eligibility Record Date, respectively.

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the applicable record date and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on the applicable record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of the Stock Association subsequent to the respective record dates, the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the applicable record date or (ii) the amount of the Qualifying Deposit as of the applicable record date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the Stock Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the shareholders of the Stock Association. Any assets remaining after satisfaction of such liquidation rights and the claims of the Stock Association's creditors would be distributed to the Holding Company as the sole shareholder of the Stock Association. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another association, the deposits of which are insured by


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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 5



the FDIC under the SAIF, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving association.

         E.       Issuance of Shares
                  ------------------

                  1.       Subscription Offering
                           ---------------------

                  Nontransferable subscription rights to purchase Common Shares will be issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to the Stock Association that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

                  The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of the Association at the Special Meeting.

                  The preference categories which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

                      (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering a number of Common Shares up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Deposit Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 14,000 Common Shares in the Offering.

                  If the exercise of subscription rights in this paragraph (a) results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective




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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 6


Qualifying Deposits on the Eligibility Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Association during the twelve months preceding the Eligibility Record Date shall not be considered. Notwithstanding the foregoing, Common Shares in excess of 776,250 , the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued.

                     (b) The ESOP shall receive, without payment therefor, the nontransferable right to purchase Common Shares in an aggregate amount of up to 10% of the Common Shares sold in connection with the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph
(a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of the Holding Company.

                     (c) Each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable subscription right to purchase a number of Common Shares up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 14,000 Common Shares on the Offering.

                     If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.
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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 7


                    Subscription rights received by Supplemental Eligible Account Holders will be subordinate to the subscription rights of Eligible Account Holders and the ESOP.

                    (d) Each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering a number of Common Shares up to the greater of the amount permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to (i) the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 14,000 Common Shares in the Offering and (ii) the limitation that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above. In the event of an over-subscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining Common Shares are allocated.

                  2.       Community Offering
                           ------------------

                  To the extent Common Shares remain available after the satisfaction of all orders received in the Subscription Offering, the Holding Company may offer Common Shares in the Community Offering. All sales of Common Shares in the Community Offering will be at the same price as in the Subscription Offering.

                  In the event shares are available for the Community Offering, members of the general public, each together with his or her Associates and other persons acting in concert with him or her, may purchase up to 14,000 Common Shares in the Community Offering. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in the discretion of the Board of Directors, subject to the following:

                     (i) Preference will be given to natural persons who are residents of Belmont County, Ohio;

                    (ii) Orders received in the Community Offering will first be filled up to a maximum of 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

                    (iii) The right of any person to purchase shares in the Community Offering is subject to the right of the Holding Company and the Stock Association to accept or reject such purchases in whole or in part.
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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 8


         F.       Results of Conversion
                  ---------------------

         Savings account holders and borrowers who are members of the Association will have no voting rights in the Stock Association and will not participate, therefore, in the election of directors or otherwise control the Stock Association's affairs. After the Conversion, voting rights in the Stock Association will be vested exclusively in the Holding Company as the sole shareholder of the Stock Association. Each holder of Common Shares will be entitled to one vote for each share owned on any matter to be considered by the shareholders of the Stock Association.

         The Conversion will not interrupt the business of the Association. During and upon completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. All savings accounts in the Stock Association will be equivalent in amount, interest rate and other terms to the present savings accounts in the Association, and the existing FDIC insurance of such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.

ADDITIONAL REPRESENTATIONS
--------------------------

         You have made the following additional representations upon which we have relied:

                  (1) The Holding Company and the Stock Association each has no plan or intention to redeem or otherwise acquire any of the Common Shares to be issued in connection with the Conversion.

                  (2) Immediately following the consummation of the Conversion, the Stock Association will possess the same assets and liabilities as the Association held immediately prior to the Conversion, plus proceeds from the sale of the Common Shares to the Holding Company in exchange for 50% of the net proceeds of the Conversion. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by the Association immediately preceding the Conversion) will in the aggregate constitute less than one percent of the net assets of the Association and any such expenses and distributions will be paid by the Association and the Holding Company from the proceeds of the Subscription Offering.

                  (3) Following the Conversion, the Stock Association will continue to engage in its business in substantially the same manner as engaged in by the Association prior to the Conversion and it has no plan or intention to sell or otherwise dispose of any of its assets except in the ordinary course of business.
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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 9

                  (4) The Association is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (5) The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders and Supplemental Eligible Account Holders as of the close of business on the Eligibility Record Date and the Supplemental Eligibility Record Date, respectively, will equal or exceed ninety-nine percent (99%) of the aggregate fair market value of all savings accounts (including those accounts with less than $50) in the Association as of the close of business on such dates. No Common Shares will be issued to or purchased by depositor-employees at a discount or as compensation in the Conversion.

                  (6) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members in lieu of (a) nontransferable subscription rights or (b) an interest in the Liquidation Account of the Stock Association.

                  (7) The Association utilizes a reserve for bad debts in accordance with Section 593 of the Code and, following the Conversion, the Stock Association shall likewise utilize a reserve for bad debts in accordance with Section 593 of the Code.

                  (8) The Holding Company has no plan or intention to sell or otherwise dispose of the shares of the Stock Association purchased by it in the Conversion.

                  (9) The Association's savings depositors will pay the expenses of the Conversion solely attributable to them, if any. The Holding Company will pay the expenses of the transaction and will not pay any expenses solely attributable to the savings depositors or to the Holding Company's shareholders.

                  (10) No amount of savings accounts or deposits as of the Eligibility Record Date or the Supplemental Eligibility Record will be excluded from participation in the Liquidation Account.

                  (11) The fair market value of the withdrawable savings accounts plus interests in the Liquidation Account of the Stock Association to be constructively received under the Plan will in each instance be equal to the fair market value of the withdrawable savings accounts of the Association surrendered in exchange therefor. All proprietary rights in the Association form an integral part of the withdrawable savings accounts being surrendered in the exchange.

                  (12) The Board, as defined in Section 368(a)(3)(D)(iii) of the Code, has not made the certification described in Section 368(a)(3)(D)(ii), nor will such certification be made prior to or otherwise in connection with the Conversion.
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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 10

STATEMENT OF LAW
----------------

         In Revenue Ruling 80-105, 1980-1 C.B. 78, the IRS ruled that a conversion of a federal mutual savings and loan association into a state stock savings and loan association constituted a tax-free reorganization under Section 368(a)(1)(F) of the Code. Subsequently, the IRS consistently issued letter rulings that conversions of savings and loans qualify as tax-free reorganizations under the Code, with the attendant tax consequences to the depositors and shareholders that follow from such transactions. Although private rulings may not be relied upon by taxpayers other than those to whom the ruling is directed, such rulings do indicate the administrative position of the IRS.

OPINION OF COUNSEL
------------------

         Based upon both our understanding of the facts and your representations set forth above, and in reliance thereon, we are of the opinion that for federal income tax purposes:

                  (1) The Conversion of the Association from a mutual savings and loan association incorporated under the laws of the State of Ohio to a stock savings and loan association incorporated under the laws of the State of Ohio will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Association or to the Stock Association as a result of the Conversion. The Association and the Stock Association will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

                  (2) No gain or loss will be recognized to the Stock Association upon the receipt of money from the Holding Company in exchange for shares of the Stock Association.

                  (3) The assets of the Stock Association will have the same basis in its hands immediately after the Conversion as they had in the hands of the Association immediately prior to the Conversion, and the holding period of the assets of the Stock Association after the Conversion will include the period during which the assets were held by the Association before the Conversion.

                  (4) No gain or loss will be recognized to the deposit account holders of the Association upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts in the Stock Association immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Association immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Stock Association, as described above.
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Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association
Page 11


                  (5) The basis of the withdrawable deposit accounts in the Stock Association held by the deposit account holders of the Stock Association immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by members will be zero (assuming that at distribution such rights have no ascertainable fair market value).

                  (6) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that such rights have no readily ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members as a result of their exercise of such nontransferable subscription rights.

                  (7) The basis of the Common Shares purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members pursuant to the exercise of subscription rights will be the purchase price thereof (assuming the subscription rights have no ascertainable fair market value and that the purchase price is no less than the fair market value of the shares on the date of such exercise), and the holding period of such Common Shares will commence on the date of such exercise. The basis of the Common Shares purchased in the Community Offering will be the purchase price thereof and the holding period of such Common Shares will commence on the day after the date of the purchase.

                  (8) For purposes of Section 381 of the Code, the Association will be treated as if there had been no reorganization. The taxable year of the Association will not end on the effective date of the Conversion, and immediately after the Conversion, the Stock Association will succeed to and take into account the tax attributes of the Association immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits.

                  (9) The bad debt reserves of the Association immediately prior to the Conversion will not be required to be restored to the gross income of the Association or the Stock Association as a result of the Conversion, and immediately after the Conversion, such bad debt reserves will have the same character in the hands of the Stock Association that they would have if there had been no Conversion. The Stock Association will succeed to and take into account the dollar amounts of those accounts of the Association which represent bad debt reserves in respect of which the Association has taken a bad debt deduction for taxable years ending on or before the Conversion.

                  (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Association available for the subsequent distribution of dividends within the meaning of Section

Boards of Directors
Ohio State Financial Services, Inc.
Bridgeport Savings and Loan Association

Page 12

316 of the Code. The creation of the Liquidation Account on the records of the Stock Association will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to shareholders under Section 593(e).

         For Ohio tax purposes, we are of the opinion that:

                  (1) The Association is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status.

                  (2) The Association is subject to the Ohio corporate franchise tax on "financial institutions," which is currently imposed annually at a rate of 1.5% of the Association's book net worth determined in accordance with generally accepted accounting principles ("GAAP"), and the Conversion will not change such status.

                  (3) As a "financial institution," the Association is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status.

                  (4) The Conversion will not be a taxable transaction to the Association or the Stock Association, for purposes of the Ohio corporate franchise tax; however, as a consequence of the Conversion, the annual Ohio corporate franchise tax liability of the Stock Association will increase if the taxable net worth of the Stock Association (i.e., book net worth computed in accordance with GAAP at the close of the Stock Association's taxable year for federal income tax purposes) increases thereby.

                  (5) The Conversion will not be a taxable transaction to any deposit account holder of the Association or the Stock Association for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         Unlike private rulings, an opinion of counsel is not binding on the IRS, and the IRS could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial proceeding, although counsel believes that the positions expressed in its opinion should prevail if the matters are litigated.

                                Very truly yours,


                                Vorys, Sater, Seymour and Pease